Exhibit 99.1

Francisco Partners Completes Acquisition of Verifone

Mike Pulli assumes role of CEO at Verifone

Press Release - August 20, 2018

SAN JOSE, Calif. and SAN FRANCISCO, Calif. – Verifone Systems, Inc. (“Verifone” or the “Company”), a global leader in payment and commerce solutions, today announced that it has been acquired by an investor group led by Francisco Partners, a leading technology focused private equity firm, and including British Columbia Investment Management Corporation. The acquisition was previously announced on April 9, 2018 and closed and became effective today.

With the transaction completed, Mike Pulli becomes Verifone’s new CEO.

“The closing of this transaction represents a new and exciting chapter for Verifone as we seek to continue the transformation of Verifone from a terminal sales company to a leading provider of payments and commerce solutions,” said Mike Pulli, CEO of Verifone. “Francisco Partners brings deep industry expertise in payments technology, systems and software that will help Verifone execute on its vision for the future. Together, we look forward to leveraging and further accelerating Verifone’s technology to drive value for Verifone’s merchant customers and channel partners around the world.”

“Verifone’s payments technology is critical to the operation of merchants around the world. We are excited to build upon Verifone’s strong platform to continue to drive growth and bring additional capabilities to Verifone’s customers,” said Peter Christodoulo, Partner at Francisco Partners. “We look forward to working with Mike and the Verifone team to strengthen the Verifone franchise and bring innovative payments and commerce solutions to Verifone’s customers.”

Under the terms of the transaction, Verifone stockholders received $23.04 per share in cash. As a result of the completion of the acquisition, Verifone’s common stock has ceased to trade on the New York Stock Exchange (NYSE).

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About Verifone

Verifone is transforming every day transactions into new and engaging opportunities for merchants and consumers at the last inch of payments and commerce. Powered by a growing footprint of more than 30 million devices in more than 150 countries, our people are trusted experts working with the world’s best-known retail brands, financial institutions, and payment providers. Verifone is connecting more products to an integrated solutions platform to better meet the evolving needs of our clients and partners. Built on a 35-year history of uncompromised security, we are committed to consistently solving the most complex payment challenges. Verifone.com | @Verifone

About Francisco Partners

Francisco Partners is a leading global private equity firm, which specializes in investments in technology and technology-enabled services businesses. Since its launch over 18 years ago, Francisco Partners has raised over $14 billion in committed capital and invested in more than 200 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information, please visit www.franciscopartners.com

About British Columbia Investment Management Corporation (BCI)

With C$145.6 billion of managed net assets as at March 31, 2018, British Columbia Investment Management Corporation (BCI) is one of Canada’s largest institutional investors within the global capital markets. Based in Victoria, British Columbia, BCI is a long-term investor that invests in all major asset classes including private equity. BCI’s private equity program, valued at C$10.3 billion, is focused on direct investments in sectors such as technology, consumer/retail, industrials, healthcare, as well as financial and business services. BCI’s clients include public sector pension plans, public trusts, and insurance funds. https://www.bci.ca

Contacts

Verifone Systems, Inc.

Media Relations:

Kwiyoung Baumgarten, 770-754-3460

Kwiyoung.baumgarten@verifone.com

or

Francisco Partners

press@franciscopartners.com

215-657-4971

or

John Moore

john.moore@zenogroup.com

or

BCI

Gwen-Ann Chittenden, 778-410-7156

Director, Corporate Communication

communication@bci.ca